EXHIBIT 99.01

For information contact
Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS THIRD QUARTER EARNINGS

(LAS VEGAS) November 5, 2003 – Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of its operations for the quarter and nine-month period ended September 30, 2003.

The Company reported net revenues of $79.6 million for the three months ended September 30, 2003, an increase of 30%, or $18.2 million, compared with $61.4 million in the prior year’s quarter.  Net income was $352,000 for the three months ended September 30, 2003, an increase of  $340,000, compared with net income of $12,000 in the prior year’s quarter.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $12.7 million for the quarter ended September 30, 2003, an increase of 46%, or $4.0 million, compared with EBITDA of $8.7 million for the same quarter in 2002.

The Company reported net revenues of $229.4 million for the nine months ended September 30, 2003, an increase of 23%, or $43.4 million, compared with $186.0 million in the prior year.  Net income was $7.2 million for the nine months ended September 30, 2003, an increase of 118%, or $3.9 million, compared with net income of $3.3 million in the prior year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $42.1 million for the nine months ended September 30, 2003, an increase of 44%, or $12.9 million, compared with EBITDA of $29.2 million for the same period in 2002.

See footnote (2) to the below Selected Financial Information for a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of consolidated EBITDA, a non-GAAP measure, to net income.

During the first quarter of 2003, the Company completed its acquisition of the slot route assets of Anchor Coin, a subsidiary of International Game Technology, Inc.  In conjunction with that acquisition, the Company completed a $49.1 million debt offering in February 2003.

Conference Call Information

The Company will host a conference call to discuss its third quarter 2003 financial results on Wednesday, November 5, 2003 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (800) 901-5247, PIN No. 26863880. A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, November 12, 2003 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010, PIN No. 10113692.  A copy of the third quarter earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING

SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
	(dollars in thousands)
Income Statement Data

Revenues
Route Operations	$45,272	$62,266	$136,683	$177,490
Casino Operations	17,692	19,340	54,463	58,025
Other	910	734	2,255	2,183
Total revenues	63,874	82,340	193,401	237,698
Promotional allowances – route	(125)	(88)	(221)	(288)
Promotional allowances – casino	(2,332)	(2,639)	(7,172)	(8,056)
Net revenues	61,417	79,613	186,008	229,354
Cost of revenues
Route operations	37,732	50,505	112,117	140,422
Casino operations	12,558	13,202	36,993	37,792
Depreciation and amortization	3,993	6,426	11,778	17,852
General and administrative	2,635	3,246	8,074	9,309
Total costs and expenses	56,918	73,379	168,962	205,375
Income from operations	4,499	6,234	17,046	23,979
Interest income	83	49	250	182
Interest expense	(4,714)	(5,891)	(14,122)	(17,041)
Gain (loss) on sale of assets	144	(40)	92	129
Net Income	$12	$352	$3,266	$7,249

	Nine Months Ended September 30,
	2002		2003
	(dollars in thousands)
Other data:
Ratio of earnings to fixed charges (1)	1.2	x	1.4	x
Net cash provided by operating activities	$9,293		$20,706
Net cash used in investing activities	(7,704)		(70,824)
Net cash (used in) provided by financing activities	(260)		41,984
Capital expenditures	7,474		11,587

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
	(dollars in thousands)

Route EBITDA (2)	$7,415	$11,673	$24,345	$36,780
Casino EBITDA (2)	2,802	3,499	10,298	12,177
Other EBITDA (2)	910	734	2,255	2,183
Corporate EBITDA (2)	(2,408)	(3,237)	(7,732)	(8,998)
Consolidated EBITDA (2)	$8,719	$12,669	$29,166	$42,142

Reconciliation of net income to EBITDA:
Net income	$12	$352	$3,266	$7,249
Interest	4,714	5,891	14,122	17,041
Depreciation and amortization	3,993	6,426	11,778	17,852
Consolidated EBITDA (2)	$8,719	$12,669	$29,166	$42,142

	December 31, 2002	September 30, 2003
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$55,035	$46,901
Total assets	183,713	233,055
Total debt (3)	167,941	217,251
Stockholders’ (deficiency) equity	(1,235)	1,559

(1)   For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges and extraordinary items (other than capitalized interest).  Fixed charges consist of interest expensed and capitalized.

(2)   Consolidated EBITDA consists of net income plus depreciation and amortization, and interest expense net of capitalized interest.  Segment EBITDA for route and casino is calculated before allocation of overhead.  Other EBITDA represents other revenues and corporate EBITDA represents general and administrative expenses plus interest income and gain (loss) on sale of assets.  EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because we believe it is frequently used by securities analysts, investors and in the evaluation of companies in our industry.  However, other companies in our industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

(3)   Total debt consists of the current and long-term portions of notes payable to related parties and long-term debt for all periods presented.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, and results of operations of the Company and its subsidiaries which involve risks and uncertainties, including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.  These forward-looking statements generally can be identified by phrases such as the Company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” or other words or phrases of similar import.  Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  For more information, review the Company’s filings with the Securities and Exchange Commission.